Filed Pursuant to Rule 433
Registration No. 333-209069

Pricing Term Sheet – 3.662% Senior Notes due 2022

Issuer:	Sumitomo Mitsui Financial Group, Inc. (“SMFG”)

Securities Offered:	A$300,000,000 aggregate principal amount of 3.662% senior notes due 2022 (the “Notes”)

Offer and Sale:	SEC registered

Expected Security Ratings:	A1 (Moody’s) / A- (S&P)

Denomination:	A$2,000 and integral multiples of A$1,000 in excess thereof (sales in Australia subject to a minimum denomination of A$500,000)

Offering Price:	100%

Pricing Date:	March 23, 2017

Settlement Date:	March 29, 2017

Maturity Date:	March 29, 2022

Redemption:	The Notes will only be redeemable at SMFG’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law, as set forth in the preliminary prospectus supplement dated March 21, 2017

Ranking of the Notes:	The Notes will constitute direct, unconditional, unsecured and unsubordinated general obligations of SMFG and will at all times rank pari passu without any preference among themselves and with all other unsecured obligations of SMFG, other than subordinated obligations of SMFG and except for statutorily preferred obligations

Coupon Payment Dates:	Payable semiannually in arrears on March 29 and September 29 of each year beginning on September 29, 2017. Such semiannual interest will amount to A$18.31 per each A$1,000 in nominal amount of the Notes

Spread to Benchmark:	Semi/Quarterly Coupon Matched Asset Swap + 127 bps

Coupon:	3.662%

Day Count Basis:	ACT/ACT (ICMA), unadjusted

Business Day:	Sydney, New York, London and Tokyo

Use of Proceeds:	SMFG intends to use the net proceeds of the offering to extend senior unsecured loans to Sumitomo Mitsui Banking Corporation (“SMBC”) and SMBC intends to use the proceeds of the loans for general corporate purposes, including providing funding support to SMBC, Sydney Branch

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Settlement:	Euroclear and Clearstream

ISIN:	XS1572743927

Common Code:	157274392

Joint Lead Managers and Joint Bookrunners:*	Citigroup Global Markets Limited SMBC Nikko Capital Markets Limited Australia and New Zealand Banking Group Limited Commonwealth Bank of Australia nabSecurities, LLC

Co-Manager:	UBS AG, London Branch

Stabilization Manager:	Citigroup Global Markets Limited

Paying Agent:	The Bank of New York Mellon, London Branch

* One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, ANZ Securities, Inc. at 1-212-801-9783, Commonwealth Australia Securities LLC at 1- 212-848-9308, nabSecurities, LLC at 1 212 916 9688 or by calling SMFG’s investor relations department at 81-3-3282-8111.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Pricing Term Sheet – Senior Floating Rate Notes due 2022

Issuer:	Sumitomo Mitsui Financial Group, Inc. (“SMFG”)

Securities Offered:	A$700,000,000 aggregate principal amount of senior floating rate notes due 2022 (the “Notes”)

Offer and Sale:	SEC registered

Expected Security Ratings:	A1 (Moody’s) / A- (S&P)

Denomination:	A$2,000 and integral multiples of A$1,000 in excess thereof (sales in Australia subject to a minimum denomination of A$500,000)

Offering Price:	100%

Pricing Date:	March 23, 2017

Settlement Date:	March 29, 2017

Maturity Date:	March 29, 2022

Redemption:	The Notes will only be redeemable at SMFG’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law, as set forth in the preliminary prospectus supplement dated March 21, 2017

Ranking of the Notes:	The Notes will constitute direct, unconditional, unsecured and unsubordinated general obligations of SMFG and will at all times rank pari passu without any preference among themselves and with all other unsecured obligations of SMFG, other than subordinated obligations of SMFG and except for statutorily preferred obligations

Coupon Payment Dates:	Payable quarterly in arrears on each A$1,000 in nominal amount of the Notes on March 29, June 29, September 29 and December 29 of each year beginning on June 29, 2017, subject to the Business Day Convention

Coupon:	Three-month BBSW plus 1.27%. Three-month BBSW will be determined at approximately 10:10 a.m. (Sydney time) on the interest determination date

Interest Period:	Except as described below for the first interest period, on each interest payment date, interest will be paid or duly provided for the period commencing on and including the immediately preceding interest payment date and ending on but excluding the relevant interest payment date (each such period, an “interest period”). The first interest period will begin on and include the Settlement Date and will end on but exclude the first interest payment date

Day Count Basis:	ACT/365F

Business Day:	Sydney, New York, London and Tokyo

Business Day Convention:	If any interest payment date falls on a day that is not a Business Day, that interest payment date will be postponed to the next succeeding Business Day, unless that Business Day is in the next succeeding month, in which case the interest payment date will be the immediately preceding Business Day

Use of Proceeds:	SMFG intends to use the net proceeds of the offering to extend senior unsecured loans to Sumitomo Mitsui Banking Corporation (“SMBC”) and SMBC intends to use the proceeds of the loans for general corporate purposes, including providing funding support to SMBC, Sydney Branch

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Settlement:	Euroclear and Clearstream

ISIN:	XS1572744222

Common Code:	157274422

Joint Lead Managers and Joint Bookrunners:*	Citigroup Global Markets Limited SMBC Nikko Capital Markets Limited Australia and New Zealand Banking Group Limited Commonwealth Bank of Australia nabSecurities, LLC

Co-Manager:	UBS AG, London Branch

Stabilization Manager:	Citigroup Global Markets Limited

Paying Agent:	The Bank of New York Mellon, London Branch

Calculation Agent:	The Bank of New York Mellon, London Branch

* One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, ANZ Securities, Inc. at 1-212-801-9783, Commonwealth Australia Securities LLC at 1-212-848-9308, nabSecurities, LLC at 1 212 916 9688 or by calling SMFG’s investor relations department at 81-3-3282-8111.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.